EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                XOMED ACQUIRES MENTOR OPHTHALMOLOGY PRODUCT LINES

JACKSONVILLE, FL., August 26, 1999-Xomed Surgical Products, Inc. (NASDAQ-XOMD) today announced that it agreed to acquire, for cash, certain assets of Mentor Corporation's (MNTR) Ophthalmology division. The products to be acquired will be combined with Xomed's ophthalmology products currently distributed through its Solan division, significantly increasing the division's critical mass and product offering. The transaction is subject to certain approvals and conditions including the expiration of the Hart-Scott-Rodino Antitrust Improvements Act waiting period. Xomed and Mentor have also agreed to a series of transition-related matters that will facilitate the transfer of the business to Xomed. The assets of the Mentor Ophthalmology division will be acquired for cash of $21 million. The product lines to be merged into the Solan division generated approximately $17 million in revenue during Mentor's fiscal year ended March 31, 1999. Further terms of the asset purchase agreement were not disclosed.

Significant products being acquired include the Tono-Pen(R), which is the only microelectronic handheld device for measuring intra-ocular pressure available in the market; and Wet-Field(R) diathermy (RF) instruments used to cauterize blood vessels during ophthalmic surgery. Both products enjoy significant market share worldwide in their respective markets and include an equipment component as well as single-use, disposable products.

Mark J. Fletcher, President of Xomed's Solan Ophthalmic Division, stated, "The product lines being acquired from the Mentor Ophthalmology division are very complementary to Solan's current offering. The acquisition will more than double Solan's revenues, creating additional critical mass to accelerate the growth of Solan's existing business as well as the newly-acquired product lines. I am particularly excited about the potential to link the TonoPen product line to the rapidly expanding LASIK surgery market via a product enhancement currently in development. The inability of the ophthalmic surgeon to accurately measure intra-ocular pressure during LASIK surgery contributes to a significant portion of the complications encountered during the procedure. This development project will directly address this market need."

Thomas E. Timbie, Vice President and Chief Financial Officer stated, "We anticipate closing the transaction early in the fourth quarter. We would expect the acquisition to be earnings neutral during the first two quarters following the closing due to transition related expenses. Thereafter, the acquisition should be modestly accretive."

Xomed Surgical Products is a leading developer, manufacturer and marketer of surgical products for use by ENT and ophthalmic physicians. The Company offers a broad line of products in its ENT and ophthalmology markets that include powered tissue-removal systems, nerve monitoring systems, disposable fluid-control products, image guided surgery systems, bioabsorbable products and LASIK refractive surgery products.

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For further information contact:


Thomas E. Timbie
Vice President and Chief Financial Officer
Phone: (904) 279-7525
E-mail: ttimbie@xomed.com
Website: www.xomed.com


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